Exhibit 99.1
                                  NEWS RELEASE
                                                     Contact: Ray Link
                                                     Sr. Vice President-Finance
                                                     Tel:  407/886-8860
                                                     Fax:  407/886-7061
                                                     E-mail: rl@sawtek.com
For Immediate Release

  SAWTEK ANNOUNCES PRELIMINARY RESULTS FOR THE QUARTER ENDED DECEMBER 31, 1999

     Orlando, Florida, January 4, 2000 ______ Sawtek Inc. (Nasdaq: SAWS) today announced its preliminary results for the quarter ended December 31, 1999.

     The Company expects that its net sales for the quarter ended December 31, 1999 will be approximately $31.8 million and its diluted earnings per share will be approximately $0.23. Sawtek expects to issue a full report for the quarter ended December 31, 1999, and host a conference call with the investment community, on January 27, 2000.

     Net sales increased approximately 43% compared to the quarter ended December 31, 1998 and increased approximately 12% compared to the quarter ended September 30, 1999. The increase in net sales was a result of increased shipments of bandpass filters for CDMA digital wireless phones, including approximately $2.4 million of shipments of SAW RF filters. Sawtek began shipments of SAW RF filters in the quarter ended December 31, 1999. Diluted earnings per share increased from $0.15 per share for the quarter ended December 31, 1998 due to the higher net sales and a higher gross profit margin.

     Sawtek designs, develops, manufacturers and markets a broad range of electronic signal processing components based on surface acoustic wave, or SAW, technology primarily for use in the wireless communications industry. Our primary products are custom-designed, high performance bandpass filters, resonators, delay lines, oscillators and SAW-based subsystems. These products are used in a variety of microwave and RF systems, such as CDMA and GSM digital wireless communications systems, digital microwave radios, wireless local area networks, cable television equipment, Internet infrastructure, various defense and satellite systems, and chemical sensors.

     Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that forward-looking statements such as statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. The cautionary statements made in this release should be read as being applicable to all related statements wherever they appear. Statements containing terms such as "believes", "does not believe", "no reason to believe", "expects", "plans", "intends", "estimates", or "anticipates", are considered to contain uncertainty and are forward-looking statements. The Company's actual results could differ materially from those discussed. Factors that could or contribute to such differences include the following: a decline in either the growth of wireless communications or the acceptance of CDMA technology; our ability to successfully develop and bring new products to market, particularly RF filters; our ability to successfully increase production capacity; our dependence on a limited number of suppliers for certain key raw materials; risks associated with international sales; our dependence on a few large customers; declining selling prices for some of our key products; decreased manufacturing yields; cancellation of purchase orders by our customers; competitive products or technologies that could reduce demand for our products; increased competition from other SAW suppliers; risks associated with our Costa Rican operations; risk of natural disasters; and other risks discussed in our SEC filings including Form 10K and Form S-3 filed on December 10, 1999.

     A reader of this release should understand that it is not possible to predict or identify all such risk factors. Consequently, the reader should not consider this list to be a complete statement of all potential risks or uncertainties. We do not assume the obligation to update any forward-looking statement.